Exhibit 99.1

FOR RELEASE at 8:00 a.m. EST Wednesday, May 5, 2004	Contact: A. Emmet Stephenson, Jr. Chairman Phone: (303) 399-2400, Ext. 0

StarTek, Inc. First Quarter EPS Up 59% on Revenue Increase of 28%

Increased Quarterly Dividend to $0.39

DENVER, CO–StarTek, Inc. (NYSE:SRT) today reported that fully diluted earnings per share rose 59% to $0.46 for the first quarter of 2004 from $0.29 in the same quarter of last year. Net income was $6.9 million, up 65% compared to $4.2 million in the first quarter of 2003. Revenue in the first quarter of 2004 increased 28% over the same quarter last year, to $64.7 million from $50.5 million.

In addition, the Board of Directors declared an increase in its quarterly cash dividend to $0.39 per share, payable May 24, 2004, to StarTek holders of record on May 11, 2004. The dividend for the 1st quarter of 2004 was $0.38, which was increased from the 4th quarter 2003 dividend of $0.37.

Chairman A. Emmet Stephenson, Jr. said, “We are very pleased with the results for the first quarter of 2004 in which revenue growth accelerated as we more fully utilized the new Business Process Management Services capacity we added last year. Two of our four new facilities were operational by the beginning of the second quarter of 2003 and a third one for the fourth quarter. The last one opened in November 2003 but is still in the early stages of its ramp. The dedication of our management team and associates to operational excellence, inherent in the StarTek Advantage System, has resulted in improved efficiency and cost effectiveness as reflected in the improvement in gross profit margins, operating margins, and bottom line results.

Our sales efforts have produced our first client in the utility industry, a new industry vertical market for StarTek. We believe that continued growth in our Business Process Management Services platform and strategic diversification of our client base will considerably reduce the historical seasonality of our stream of revenue and earnings this year and in the future. Our commitment to achieving client satisfaction keeps us focused on continuous improvement of our ability to deliver superior service to all our clients.”

Company Profile

StarTek, Inc. is a leading provider of business process outsourced services, which consist of business process management and supply chain management services. StarTek provides services from eighteen operating facilities, including five in Colorado, five in Canada, two in Europe and one each in Illinois, Louisiana, Oklahoma, Tennessee, Texas, and Wyoming. The Company’s primary clients are in the telecommunications and computer software industries, and we also serve clients in the computer hardware, consumer products, cable TV, entertainment, utility, internet, and e-commerce industries. Please visit our web site at www.startek.com.

Forward Looking Statements

The matters regarding the future discussed in this news release may include certain forward-looking statements that involve specific risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, the following are important risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek’s investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada and the United Kingdom. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2003 and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	December 31,	March 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$5,955	$17,866
Investments	41,812	40,475
Trade accounts receivable, less allowance for doubtful accounts of $790 and $758, respectively	43,388	48,427
Inventories	1,720	2,364
Income tax receivable	805	—
Deferred tax assets	2,250	2,430
Prepaid expenses and other current assets	907	2,723

Total current assets	96,837	114,285
Property, plant and equipment, net	54,563	53,504
Long term deferred tax assets	1,743	1,799
Other assets	464	469

Total assets	$153,607	$170,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,917	$7,219
Accrued liabilities	10,310	14,072
Income taxes payable	—	1,568
Current portion of long-term debt	26	2,398
Other current liabilities	358	322

Total current liabilities	19,611	25,579
Long-term debt, less current portion	78	7,512
Other liabilities	918	877
Stockholders’ equity:
Common stock	144	144
Additional paid-in capital	53,917	55,628
Cumulative translation adjustment	446	327
Unrealized gain on investments available for sale	1,462	1,541
Retained earnings	77,031	78,449

Total stockholders’ equity	133,000	136,089

Total liabilities and stockholders’ equity	$153,607	$170,057

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2003	2004
Revenue	$50,528	64,695
Cost of services	38,341	46,346

Gross profit	12,187	18,349
Selling, general and administrative expenses	6,350	7,824

Operating profit	5,837	10,525
Net interest income and other	779	612

Income before income taxes	6,616	11,137
Income tax expense	2,462	4,265

Net income	$4,154	$6,872

Weighted average shares of common stock	14,203,794	14,358,046
Dilutive effect of stock options	275,793	472,587

Common stock and common stock equivalents	14,479,587	14,830,633

Earnings per share:
Basic	$0.29	$0.48

Diluted	$0.29	$0.46

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2003	2004
Operating Activities
Net income	$4,154	$6,872
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,409	3,085
Deferred income taxes	806	(266)
Gain on sale of assets	(22)	—
Changes in operating assets and liabilities:
Sales of trading securities, net	566	91
Trade accounts receivable, net	10,844	(5,039)
Inventories	(1,451)	(644)
Prepaid expenses and other assets	(7)	(1,821)
Accounts payable	(2,526)	(1,698)
Income taxes payable	736	2,928
Accrued and other liabilities	1,546	3,685

Net cash provided by operating activities	17,055	7,193
Investing Activities
Purchases of investments available for sale	(13,808)	(3,952)
Proceeds from disposition of investments available for sale	21,041	5,368
Purchases of property, plant and equipment	(1,845)	(2,248)
Proceeds from disposition of property plant and equipment	120	—

Net cash provided by (used in) investing activities	5,508	(832)
Financing Activities
Proceeds from stock option exercises	238	1,156
Principal payments on borrowings, net	(898)	(194)
Dividend Payments	—	(5,454)
Proceeds from borrowings	—	10,000

Net cash provided by (used in) financing activities	(660)	5,508
Effect of exchange rate changes on cash	(95)	42

Net increase in cash and cash equivalents	21,808	11,911
Cash and cash equivalents at beginning of period	13,143	5,955

Cash and cash equivalents at end of period	$34,951	$17,866